Exhibit 10.7

Options Media Group Holdings, Inc.

123 NW 13th Street, Suite 300

Boca Raton, FL 33432

September 25, 2009

Whalehaven Capital Fund Limited

560 Sylvan Avenue

Englewood Cliffs, NJ 07632

Re:

Note Amendment

Dear Sir/Madam:

This letter agreement (the “Agreement”) amends that certain Note dated April 24, 2009 (the “Note”) between Options Media Group Holdings, Inc., a Nevada corporation (the “Company”), and Whalehaven Capital Fund Limited (the “Holder”).  In consideration for the Holder (i) extending the maturity date of the Note from August 31, 2009 to December 31, 2009, (ii) waiving its right to the extension fee under the Note in connection with the extension provided by this Agreement, and (iii) waiving its right to charge interest at the default interest rate for any period that the Note was in default prior to the date of this Agreement, the Company shall issue the Holder 50,000 shares of common stock of the Company (the “Extension Consideration”).

Upon return of your old Note, the Company will deliver you a new Note with the new maturity date, along with a stock certificate representing the Extension Consideration.  All other terms and conditions of the Note remain the same.

If the foregoing is acceptable to you, please sign in the place indicated below and return an executed copy to us.

Very truly yours,

Scott Frohman
Chief Executive Officer

AGREED AND ACCEPTED:

Whalehaven Capital Fund Limited

By:__________________________

      __________________, Partner